Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
JANUARY 23, 2006
NYSE: CPK

EASTERN SHORE NATURAL GAS COMPANY FILES
PIPELINE EXPANSION PROJECT

DOVER, DE - Eastern Shore Natural Gas Company (ESNG), a subsidiary of Chesapeake Utilities Corporation (NYSE: CPK), announced today that the Company filed an application with the Federal Energy Regulatory Commission (FERC) on Friday, January 20, 2006, requesting authority to construct new pipeline facilities to provide additional firm natural gas transportation service necessary to meet the requirements of its customers for 2006 through 2008.

The new facilities to be constructed are in response to customers’ requests during ESNG’s most recent open season, a process whereby current and/or new customers have an opportunity to request additional or new transportation service. The FERC application, if approved, will allow the Company to construct the necessary facilities to meet those needs. The project will provide the additional firm service that customers have requested beginning in the fourth quarter of 2006. In addition, the project will provide system-wide benefits for all customers, such as enhanced reliability of the system, improved system management, flexibility and resiliency.

The project provides additional firm peak day capacity of 47,350 dekatherms of natural gas per day, representing a 36 percent increase on ESNG’s system. The total investment for the Company is $33.6 million, with expected annualized revenue of $3.7 million the first year, and $6.8 million after the full build-out of facilities. The three-year project consists of approximately 55 miles of mainline extension and looping in the states of Pennsylvania and Delaware and the construction of two new delivery points. Approximately one-half of the investment, or $17 million, will be spent in 2006 with the remaining investment split evenly over 2007 and 2008.

According to Stephen C. Thompson, President of ESNG, “The growth on the Delmarva Peninsula, whether from a residential or commercial perspective, necessitates this expansion project. Furthermore, ESNG has expanded its pipeline capacity by 55 percent during the past five years to meet the needs of its customers, and we are committed to continue meeting those needs well into the future.”

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, marketing and transmission; propane gas distribution and wholesale marketing; advanced information services; and other related businesses. Information about Chesapeake's businesses is available at www.chpk.com.

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FOR MORE INFORMATION:

Michael P. McMasters, Senior Vice President and CFO
302.734.6799

Beth W. Cooper, Vice President, Secretary and Treasurer
302.734.6799